SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 Date of Report (Date of earliest event reported): July 23, 2003

INDEPENDENT BANK CORPORATION (Exact name of registrant as specified in its charter)
Michigan (State or Jurisdiction of Incorporation or Organization)

0-7818 (Commission File Number)	38-2032782 (I.R.S. Employer Identification No.)

230 West Main Street, Ionia, Michigan 48846 (Address of principal executive offices)

(616) 527-9450
(Registrant's telephone number, including area code)

NONE Former name, address and fiscal year, if changed since last report.

Item 7.      Financial Statements and Exhibits.

Exhibit

99    Press release dated July 23, 2003.

Item 9.      Regulation FD Disclosure.

On July 23, 2003, Independent Bank Corporation issued a press release announcing results for the second fiscal quarter. A copy of the press release is attached as Exhibit 99.

This information furnished under "Item 9. Regulation FD Disclosure" is intended to be furnished under "Item 12. Results of Operations and Financial Condition" in accordance with SEC Release No. 33-8216.

The information in this Form 8-K and the attached Exhibit shall not be deemed filed for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

2

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date	July 23, 2003	By	s/ Robert N. Shuster Robert N. Shuster, Principal Financial Officer
Date	July 23, 2003	By	s/ James J. Twarozynski James J. Twarozynski, Principal Accounting Officer

3

Independent Bank Corporation - 2nd Quarter 2003 Earnings Release	Exhibit 99

CONTACT:	Robert N. Shuster #616/527-5820 ext. 1257	FOR IMMEDIATE USE

INDEPENDENT BANK CORPORATION
REPORTS 28% INCREASE IN EARNINGS PER SHARE

IONIA, Michigan, July 23, 2003 .. . . Independent Bank Corporation (Nasdaq: IBCP), a Michigan-based bank holding company reported that its second quarter 2003 net income was a record $9.1 million or $0.50 per diluted share. A year earlier, net income totaled $7.3 million or $0.39 per diluted share. Return on average equity and return on average assets were 24.37% and 1.66%, respectively in the second quarter of 2003 compared to 21.41% and 1.55%, respectively in 2002.

The Company’s net income for the six months ended June 30, 2003 totaled $17.9 million or $0.98 per diluted share. Net income for the first six months of 2002 was $14.4 million or $0.76 per diluted share.

The increase in quarterly net income is primarily a result of increases in net interest income, service charges on deposits, net gains from real estate mortgage loan sales, title insurance fees and a decline in the provision for loan losses. Partially offsetting these items was a decline in real estate mortgage loan servicing fees (due to increased amortization of and an impairment charge on capitalized mortgage servicing rights) and increases in non-interest expense and income taxes.

On April 15, 2003, the Company completed its acquisition of Mepco Insurance Premium Financing, Inc. Mepco is a 40-year old Chicago-based company that specializes in financing insurance premiums for businesses and extended automobile warranties for consumers. As a result of the closing of this transaction, the Company issued 247,672 shares of its common stock and paid $5.0 million in cash on April 15, 2003 as the initial consideration. Under the terms of the agreement and plan of merger, additional consideration may be paid in the future pursuant to a five-year earn out. In the second quarter of 2003 included in the Company’s results are Mepco’s operations subsequent to April 15, 2003. During this two and one-half month period, Mepco recorded approximately $3.3 million in interest income and fees on loans, $0.3 million in interest expense, a $0.1 million provision for credit losses, $0.1 million in other non-interest income, $1.9 million in non-interest expense, $1.1 million in income before income taxes and $0.7 million in net income. At June 30, 2003 Mepco had total assets of $124.6 million, including finance receivables of $108.7 million. The Company recorded certain purchase accounting adjustments in the second quarter of 2003 and had goodwill of $8.9 million and other intangibles (primarily related to customer relationships) of $2.6 million at June 30, 2003 related to the Mepco acquisition.

The Company’s tax equivalent net interest income totaled $24.7 million during the second quarter of 2003, which represents a $3.3 million or 15.7% increase from the comparable quarter one year earlier. This primarily reflects a $260.8 million increase in the balance of average interest-earning assets and to a lesser degree a five basis point increase in the Company’s tax equivalent net interest income as a percent of average interest-earning assets. The increase in average interest-earning assets is due to the Mepco acquisition, which added $92.0 million in average loan balances in the second quarter of 2003, as well as growth in commercial loans, real estate mortgage loans held for sale and investment securities. Declining interest rates and increased levels of lower cost core deposits resulted in a 35 basis point decline in the

Independent Bank Corporation - 2nd Quarter 2003 Earnings Release

Company’s interest expense as a percentage of average interest-earning assets during the second quarter of 2003 compared to the second quarter of 2002. The decline in the cost of funds was largely offset by a 31 basis point decline in the tax equivalent yield on average interest-earning assets to 7.20% in the second quarter of 2003 from 7.51% in the second quarter of 2002. This decline is due to both the amortization and prepayment of higher yielding loans and the addition of new loans and new investment securities at lower interest rates. Without the Mepco acquisition, the decline in the tax equivalent yield on average interest-earning assets would have been greater (64 basis points instead of 31 basis points), as Mepco added $92.0 million in average loans at a weighted average yield of 14.34% during the second quarter of 2003. In addition, the second quarter of 2003 also included a $6,000 increase in net interest income (as compared to a $0.3 million increase in the second quarter of 2002) as a result of recording certain derivative instruments, not designated as hedges, at fair value, pursuant to Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activity” (“SFAS #133”).

Service charges on deposits totaled $3.7 million in the second quarter of 2003; a $0.4 million or 13.5% increase from the comparable period in 2002. The increase in deposit related service fees results primarily from the continued growth of checking accounts.

Gains on the sale of real estate mortgage loans were $4.3 million in the second quarter of 2003 compared to $1.2 million in the second quarter of 2002. Real estate mortgage loan sales totaled $242.5 million and $91.5 million in the second quarters of 2003 and 2002, respectively. During the second quarter of 2003, gains on the sale of real estate mortgage loans were increased by approximately $0.4 million, net, as a result of recording changes in the fair value of certain derivative instruments pursuant to SFAS #133 (compared to a $0.2 million decrease in the second quarter of 2002). This SFAS #133 related increase in gains on the sale of real estate mortgage loans primarily represents a timing difference that reversed from March 31, 2003 when the applicable commitments to sell real estate mortgage loans in the secondary market were fulfilled in the second quarter of 2003. Real estate mortgage loans originated totaled $363.1 million in the second quarter of 2003 compared to $152.8 million in the comparable quarter of 2002 and loans held for sale grew to $131.2 million at June 30, 2003.

Primarily as a result of the above mentioned increase in real estate mortgage loan origination activity, title insurance fees increased by 95.5%, to $0.9 million in the second quarter of 2003 compared to $0.5 million in the second quarter of 2002.

Real estate mortgage loan servicing fees declined to an expense of $1.0 million in the second quarter of 2003 compared to $0.3 million of income in the second quarter of 2002. This decline is due to a $0.5 million increase in the amortization of capitalized mortgage loan servicing rights and an additional $0.6 million impairment charge that was recorded on such servicing rights during the quarter. The impairment reserve on capitalized mortgage loan servicing rights totaled $1.8 million at June 30, 2003 compared to $1.3 million and $1.1 million at March 31, 2003 and December 31, 2002, respectively. The increased level of amortization reflects the decline in interest rates, which has resulted in an increase in the level of mortgage loan refinancing/prepayment activity in the second quarter of 2003. The increase in the impairment reserve reflects the valuation of capitalized mortgage loan servicing rights at June 30, 2003 compared to March 31, 2003 as expected future prepayment rates used in the valuation of this asset accelerated in the second quarter of 2003. At June 30, 2003 the Company was servicing approximately $938 million in real estate mortgage loans for others on which servicing rights have been capitalized. This servicing portfolio had a weighted average coupon rate of approximately 6.28% and a weighted average service fee of 26 basis points. Capitalized mortgage servicing rights at June 30, 2003 totaled $5.6 million, representing approximately 59 basis points on the related amount of real estate mortgage loans serviced for others.

Non-interest expense totaled $20.6 million in the second quarter of 2003, an increase of $4.1 million compared to the second quarter of 2002. The April 15, 2003 acquisition of Mepco accounted for $1.9 million of this increase. The remainder of the increase in non-interest expense is primarily due to increases in compensation and employee benefits, occupancy and furniture and fixtures costs, and advertising, supplies and loan and collection expenses. The increase in compensation and employee benefits expense is primarily attributable to merit pay increases that were effective January 1, 2003, staffing level increases associated with the expansion and growth of the organization and increases in performance-based

Independent Bank Corporation - 2nd Quarter 2003 Earnings Release

compensation and health care insurance costs. The increases in occupancy, furniture and fixtures, advertising and supplies expenses are due primarily to costs associated with four new branch offices opened during the last seven months of 2002 and two new loan production offices opened during the first quarter of 2003. The increase in loan and collection expenses reflects costs associated with the holding or disposal of other real estate and repossessed assets.

A breakdown of non-performing loans by loan type is as follows:

Loan Type                                    6/30/2003                12/31/2002                  6/30/2002
                             -------------------------------------------------------------------------------
                                                                 (Dollars in Millions)
Commercial                                        $3.6                      $4.7                       $6.6
Consumer                                           0.7                       1.0                        1.4
Mortgage                                           2.6                       4.3                        4.0
Finance receivables                                1.3                       n/a                        n/a
                             -------------------------------------------------------------------------------
  Total                                           $8.2                     $10.0                      $12.0
                             ===============================================================================
Ratio of non-performing
loans to total portfolio
loans                                            0.53%                     0.72%                      0.87%
                             ===============================================================================

The decrease in the level of non-performing commercial loans in 2003 is due primarily to the payoff of a $1.1 million commercial real estate loan in June 2003. The decline in the level of non-performing consumer and mortgage loans may be indicative of somewhat improving economic conditions and also is partially due to the transfer of mortgage loans to other real estate as a result of foreclosure. Non-performing finance receivables are related to the Company’s acquisition of Mepco. Other real estate and repossessed assets totaled $3.3 million at June 30, 2003 compared to $3.9 million at December 31, 2002. The decline in other real estate and repossessed assets is due primarily to the sale of a $1.2 million hotel property in the second quarter of 2003 partially offset by an increase in the level of residential homes acquired through foreclosure. The ratio of net charge-offs to average loans was 0.13% on an annualized basis in the second quarter of 2003 compared to 0.14% in the second quarter of 2002. The provision for loan losses declined to $0.7 million in the second quarter of 2003 compared to $1.2 million in 2002. The decrease in the provision reflects the Company’s assessment of the allowance for loan losses taking into consideration factors such as loan mix, levels of non-performing and classified loans and net charge-offs. At June 30, 2003 the allowance for loan losses totaled $17.9 million, or 1.17% of portfolio loans compared to $16.7 million, or 1.21% of portfolio loans at December 31, 2002. The decrease in the percentage of the allowance to portfolio loans primarily reflects the acquisition of Mepco. Because of the nature of its loan portfolio, Mepco’s allowance as a percentage of loans was 0.52% at June 30, 2003 compared to 1.21% for the balance of the Company’s loan portfolio.

Total assets were $2.30 billion at June 30, 2003 compared to $2.06 billion at December 31, 2002. Loans, excluding loans held for sale, increased to $1.53 billion at June 30, 2003 from $1.38 billion at December 31, 2002. The increase in loans is primarily due to the Mepco acquisition as well as growth in commercial loans. Deposits totaled $1.65 billion at June 30, 2003, an increase of $117.8 million from December 31, 2002. This increase is attributable to a $61.5 million increase in checking and savings deposits and a $68.8 million increase in brokered certificates of deposit that was partially offset by a decline in non-brokered certificates of deposit. The increase in brokered certificates of deposit is primarily due to funding loans acquired in the Mepco acquisition.

Stockholders’ equity totaled $153.5 million at June 30, 2003 or 6.67% of total assets. On April 21, 2003 the Company redeemed all of the $17.25 million 9.25% trust preferred securities issued by IBC Capital Finance in 1996. At June 30, 2003 approximately $48.9 million of the Company’s $50.6 million in outstanding trust preferred securities (which are accounted for as debt under generally accepted accounting principles) qualified as Tier 1 capital for regulatory purposes.

Independent Bank Corporation - 2nd Quarter 2003 Earnings Release

Independent Bank Corporation and its subsidiaries provide a wide range of banking and other financial services through 97 offices across Michigan’s Lower Peninsula. The Company also provides financing for insurance premiums and extended automobile warranties across the United States, through its wholly owned subsidiary, Mepco Insurance Premium Financing, Inc. The Company’s common stock trades on the Nasdaq Stock Market under the symbol IBCP.

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “intend,” “estimate,” “project,” “may” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management’s beliefs and assumptions based on information known to Independent Bank Corporation’s management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Independent Bank Corporation’s management for future or past operations, products or services, and forecasts of the Company’s revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit quality trends. Such statements reflect the view of Independent Bank Corporation’s management as of this date with respect to future events and are not guarantees of future performance, involve assumptions and are subject to substantial risks and uncertainties, such as the changes in Independent Bank Corporation’s plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company’s actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Independent Bank Corporation - 2nd Quarter 2003 Earnings Release

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

                                                                                       June 30,        December 31,
                                                                                         2003              2002
                                                                                    ----------------  ----------------
                                                                                               (unaudited)
                                                                                    ----------------------------------
Assets                                                                                       (in thousands)
Cash and due from banks                                                            $      73,114    $       60,731
Securities available for sale                                                            429,606           371,246
Federal Home Loan Bank stock, at cost                                                     12,032             9,704
Loans held for sale                                                                      131,174           129,577
Loans
  Commercial                                                                             581,832           536,715
  Real estate mortgage                                                                   607,968           601,799
  Installment                                                                            235,907           242,928
  Finance Receivables                                                                    108,704
                                                                                    -------------    --------------
                                                                       Total Loans     1,534,411         1,381,442
  Allowance for loan losses                                                              (17,880)          (16,705)
                                                                                    -------------    --------------
                                                                         Net Loans     1,516,531         1,364,737
Property and equipment, net                                                               42,260            40,735
Bank owned life insurance                                                                 36,184            35,415
Goodwill                                                                                  16,244             7,299
Other intangibles                                                                          8,510             6,420
Accrued income and other assets                                                           34,626            31,698
                                                                                    -------------    --------------
                                                                      Total Assets $   2,300,281    $    2,057,562
                                                                                    =============    ==============
Liabilities and Shareholders' Equity
Deposits
  Non-interest bearing                                                             $     218,936    $      179,871
  Savings and NOW                                                                        679,919           657,530
  Time                                                                                   754,541           698,202
                                                                                    -------------    --------------
                                                                    Total Deposits     1,653,396         1,535,603
Federal funds purchased                                                                   42,300            23,840
Other borrowings                                                                         341,459           310,413
Guaranteed preferred beneficial interests in Company's subordinated
  debentures                                                                              50,600            17,250
Accrued expenses and other liabilities                                                    59,018            32,409
                                                                                    -------------    --------------
                                                                 Total Liabilities     2,146,773         1,919,515
                                                                                    -------------    --------------
Shareholders' Equity
  Preferred stock, no par value--200,000 shares authorized; none outstanding
  Common stock, $1.00 par value--30,000,000 shares authorized;
    issued and outstanding:  17,880,811 shares at June 30, 2003
    and 17,822,090 shares at December 31, 2002                                            17,881            17,822
  Capital surplus                                                                         74,352            75,076
  Retained earnings                                                                       54,351            41,785
  Accumulated other comprehensive income                                                   6,924             3,364
                                                                                    -------------    --------------
                                                        Total Shareholders' Equity       153,508           138,047
                                                                                    -------------    --------------
                                        Total Liabilities and Shareholders' Equity $   2,300,281    $    2,057,562
                                                                                    =============    ==============

Independent Bank Corporation - 2nd Quarter 2003 Earnings Release

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

                                                                 Three Months Ended          Six Months Ended
                                                                      June 30,                   June 30,
                                                                 2003         2002          2003          2002
                                                              -----------  ------------  ------------  -----------
                                                                    (unaudited)                (unaudited)
                                                              -------------------------  -------------------------
Interest Income                                                    (in thousands, except per share amounts)
  Interest and fees on loans                                 $    30,444  $     26,849  $     57,105  $    53,903
  Securities available for sale
    Taxable                                                        2,949         3,315         5,848        6,026
    Tax-exempt                                                     1,930         1,757         3,848        3,400
  Other investments                                                  135           334           277          647
                                                              -----------  ------------  ------------  -----------
                                     Total Interest Income        35,458        32,255        67,078       63,976
                                                              -----------  ------------  ------------  -----------
Interest Expense
  Deposits                                                         7,430         9,042        14,601       17,668
  Other borrowings                                                 4,561         2,970         8,203        6,598
                                                              -----------  ------------  ------------  -----------
                                    Total Interest Expense        11,991        12,012        22,804       24,266
                                                              -----------  ------------  ------------  -----------
                                       Net Interest Income        23,467        20,243        44,274       39,710
Provision for loan losses                                            710         1,166         1,710        2,093
                                                              -----------  ------------  ------------  -----------
       Net Interest Income After Provision for Loan Losses        22,757        19,077        42,564       37,617
                                                              -----------  ------------  ------------  -----------
Non-interest Income
  Service charges on deposit accounts                              3,677         3,241         6,948        5,953
  Net gains on asset sales
    Real estate mortgage loans                                     4,317         1,238         8,349        3,044
    Securities                                                        47           210           559          176
  Title insurance fees                                               907           464         1,650        1,087
  Manufactured home loan origination fees
    and commissions                                                  389           493           747          927
  Real estate mortgage loan service fees, net                     (1,047)          273        (1,397)         568
  Other income                                                     2,121         1,666         3,970        2,955
                                                              -----------  ------------  ------------  -----------
                                 Total Non-interest Income        10,411         7,585        20,826       14,710
                                                              -----------  ------------  ------------  -----------
Non-interest Expense
  Compensation and employee benefits                              10,795         9,262        20,436       18,050
  Occupancy, net                                                   1,626         1,344         3,224        2,650
  Furniture and fixtures                                           1,424         1,144         2,744        2,250
  Other expenses                                                   6,802         4,754        12,298        9,296
                                                              -----------  ------------  ------------  -----------
                                Total Non-interest Expense        20,647        16,504        38,702       32,246
                                                              -----------  ------------  ------------  -----------
                                  Income Before Income Tax        12,521        10,158        24,688       20,081
Income tax expense                                                 3,390         2,870         6,740        5,684
                                                              -----------  ------------  ------------  -----------
                        Net Income                           $     9,131  $      7,288  $     17,948  $    14,397
                                                              ===========  ============  ============  ===========

Independent Bank Corporation - 2nd Quarter 2003 Earnings Release

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

                                                        Three Months Ended              Six Months Ended
                                                             June 30,                       June 30,
                                                       2003            2002           2003           2002
                                                   -------------   -------------  -------------  --------------

                                                         (unaudited)                 (unaudited)
Per Share Data (A)
Net Income
  Basic                                           $         .51   $         .39  $        1.00  $          .78
  Diluted                                                   .50             .39            .98             .76
Cash dividends declared                                     .16             .11            .30             .23

Selected Ratios
As a percent of average interest-earning assets
  Tax equivalent interest income                           7.20%          7.51%         7.15%          7.52%
  Interest expense                                         2.36            2.71           2.35            2.77
  Tax equivalent net interest income                       4.85            4.80           4.80            4.75
Net income to
  Average equity                                          24.37%         21.41%        24.76%         21.38%
  Average assets                                           1.66            1.55           1.71            1.55

Average Shares (A)
  Basic                                              17,952,397      18,461,870     17,912,647      18,522,225
  Diluted                                            18,314,087      18,811,591     18,248,129      18,870,381
(A)

Restated to give effect to a 5% stock dividend declared and a three-for-two stock split in 2002. Average shares of common stock for basic net income per share includes shares issued and outstanding during the period. Average shares of common stock for diluted net income per share include shares to be issued upon exercise of stock options.